SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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ARI Network Services, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
RATIFICATION OF INDEPENDENT AUDITORS
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
REPORT OF THE AUDIT COMMITTEE

ARI NETWORK SERVICES, INC.
11425 West Lake Park Drive, Suite 900
Milwaukee, Wisconsin 53224

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 9, 2004

To the Shareholders of ARI Network Services, Inc.:

     The 2004 Annual Meeting of Shareholders of ARI Network Services, Inc. will be held at the headquarters of ARI Network Services, Inc., 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin, on Thursday, December 9, 2004 at 9:00 a.m., local time, for the following purposes:

1.	To elect two directors to serve until 2007.

2.	To ratify the appointment of Wipfli LLP as independent auditors.

3.	To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on October 22, 2004 are entitled to notice of and to vote at the meeting and at all adjournments thereof.

     Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Shareholders are urged to date, sign and return the accompanying proxy in the enclosed envelope whether or not they expect to attend the annual meeting in person. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.

     By order of the Board of Directors,

Timothy Sherlock, Secretary
November 10, 2004

ARI NETWORK SERVICES, INC.
11425 West Lake Park Drive, Suite 900
Milwaukee, Wisconsin 53224
(414) 973-4300

PROXY STATEMENT

     The Board of Directors of ARI Network Services, Inc. (the “Company”) submits the enclosed proxy for the annual meeting to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Each shareholder of record at the close of business on October 22, 2004 will be entitled to one vote for each share of Common Stock registered in such shareholder’s name. As of October 22, 2004, the Company had outstanding 5,959,847 shares of Common Stock. The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum at the meeting. This proxy statement and the accompanying proxy and Annual Report to Shareholders are being sent to the Company’s shareholders commencing on or about November 10, 2004.

     Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

     Unless otherwise directed, all proxies will be voted FOR the election of the individuals nominated to serve as director and FOR the other proposal. The directors will be elected by a plurality of votes cast at the meeting (assuming a quorum is present). In other words, the two nominees receiving the largest number of votes will be elected. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that a failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors. The other proposal will be approved if the affirmative votes exceed the votes cast against. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present at the meeting but are not affirmative votes or votes against and, therefore, will have no effect on the outcome of the voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to beneficially own 5% or more of the Common Stock, by each director or nominee of the Company, by certain executive officers of the Company, and by all directors and executive officers of the Company as a group as of October 26, 2004.

NAME OF	AMOUNT AND NATURE OF
BENEFICIAL OWNERS	BENEFICIAL OWNERSHIP (1)	PERCENT
Briggs & Stratton Corporation 12301 West Wirth Street Milwaukee, WI 53201	840,000	14.1%

Peter H. Kamin (2) c/o The Nelson Law Firm, LLC 75 South Broadway, 4th Floor White Plains, NY 10601	570,500	9.6%

John C. Bray	115,652	1.9%

Gordon J. Bridge	88,956	1.5%

NAME OF	AMOUNT AND NATURE OF
BENEFICIAL OWNERS	BENEFICIAL OWNERSHIP (1)	PERCENT
Brian E. Dearing (3)	534,203	8.8%

Ted C. Feierstein	64,543	1.1%

Jeffrey E. Horn	50,665	*

Michael E. McGurk	105,951	1.8%

William C. Mortimore	—	*

Timothy Sherlock	41,432	*

Frederic G. Tillman	64,588	1.1%

Richard W. Weening (4)	191,193	3.2%

All executive officers and directors as a group (10 persons)	1,219,893	18.8%

*	Less than 1%

(1)	Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Includes options and warrants exercisable within 60 days of October 26, 2004 as follows: Mr. Bray (84,000 shares), Mr. Bridge (74,626 shares), Mr. Dearing (78,667 shares), Mr. Feierstein (64,543 shares), Mr. Horn (30,000 shares), Mr. McGurk (68,875 shares), Mr. Mortimore (0 shares), Mr. Sherlock (35,000 shares), Mr. Tillman (53,125 shares), Mr. Weening (54,856 shares), and all other executive officers and directors as a group (543,692 shares).

(2)	Stock ownership information is provided as of December 31, 2003 based upon Schedule 13G amendment filed February 26, 2004. Mr. Kamin’s total includes 151,900 shares held by the Peter H. Kamin Childrens Trust, 98,200 shares held by the Peter H. Kamin Profit Sharing Plan, 28,100 shares held by the Peter H. Kamin Family Foundation and 9,000 shares held by 3K Limited Partnership.

(3)	Mr. Dearing’s total includes 275,666 shares held in the Company’s 401(k) plan, of which Mr. Dearing is a trustee with voting power. Mr. Dearing disclaims any beneficial ownership in these shares in excess of his pecuniary interest (9,469 shares).

(4)	Mr. Weening’s total also includes 50,677 shares held by Quaestus Management Corp., 85,000 shares held by RPI Holdings, Inc., 535 shares held in tenancy in common with a third party and 125 shares held by his spouse. Mr. Weening disclaims any beneficial ownership in the shares held by third parties in excess of his pecuniary interest.

ELECTION OF DIRECTORS

     The Company’s directors are divided into three classes, with staggered terms of three years each. At the meeting, shareholders will vote on two directors to serve until 2007, Richard W. Weening and William C. Mortimore. Mr. Mortimore was appointed to the board in June 2004 and was initially recommended to the board following a search by our chairman and chief executive officer.

Nominees For Election To Serve
Until The Annual Meeting In 2007

     William C. Mortimore, 58; Mr. Mortimore, a director since 2004, is the founder and an executive officer of Merge Technologies Incorporated (“MTI”). He has served as Chairman of the Board and Chief Strategist of MTI since September 2000, as President and Chief Executive Officer of MTI from November 1987 through August 2000 and as a member of the Board of Directors of MTI since its inception in November 1987. MTI is a global healthcare software and services company that trades on the Nasdaq National Market under the symbol MRGE. Mr. Mortimore has served as co-founder and a senior manager of several businesses in the fields of information communications technology, healthcare services and real estate and has been responsible for securing public and private financing for these organizations. Mr. Mortimore is an original member of the American College of Radiology / National Association of Electrical Manufacturers (“ACR / NEMA”) committee responsible for establishing and maintaining the DICOM medical imaging standard. Mr. Mortimore has served as a member of the Board of Directors of the Diagnostic Imaging Division of NEMA, since the Spring of 1996. Mr. Mortimore has also served as a member of the Board of Directors of MRI Devices, Inc., a privately held diagnostic imaging manufacturer, from November 2002 until its sale to Intermagnetics General Corporation in mid 2004 . Mr. Mortimore received a B. S. in Electrical Engineering from Michigan State University, an M.E.E. from the University of Minnesota and pursued doctoral studies in Electrical Engineering at the University of Minnesota.

     Richard W. Weening, 58; Mr. Weening, a director since 1981, organized the Company in 1981 as a business information publishing subsidiary of Raintree Publishers, Inc., now known as RPI Holdings, Inc. (“RPI”). He served as President and Chief Executive Officer of the Company until October 1987, Chairman and Chief Executive Officer of the Company until October 1990, and Chairman of the Board of Directors until 1997. Mr. Weening is also the Chief Executive Officer of QUAESTUS & Co., Inc., a private equity investment firm; the Chairman of the Board and Chief Executive Officer of Prolitec Inc., an environmental technology and services company and Chairman of the Board of Prolitec SA, a France-based research and development company. Mr. Weening has served as President of RPI from 1972 to the present. In 1996 Mr. Weening founded Cumulus Media Inc., (NASDAQ:CMLS) a radio broadcasting group, and served as its executive chairman until June 2000. In November 2003, Mr. Weening, without admitting or denying the allegations, entered into a Final Judgment and Order of Permanent Injunction to settle litigation instituted by the Securities and Exchange Commission relating to record-keeping and internal controls violations in connection with his position at Cumulus Media, Inc. Without admitting or denying the Commission’s findings, Mr. Weening consented to the issuance of the order that required him to pay a $75,000 civil penalty and be permanently enjoined from violating the record-keeping and internal controls requirements under the Securities Exchange Act of 1934, including Section 13(b)(5) and Rules 13b2-1 and 13b2-2 promulgated thereunder, and from aiding and abetting violations of Section 13(b)(2)(A) of the Exchange Act.

Director Whose Term
Expires At The Annual Meeting In 2005

     Brian E. Dearing, 49; Mr. Dearing, is the Chairman of the Board, President and Chief Executive Officer of the Company. He has been a director since 1995 and was elected Chairman of the Board of Directors in 1997. Prior to joining ARI in 1995, Mr. Dearing held a series of electronic commerce executive positions at Sterling Software, Inc. in the U.S. and in Europe. Prior to joining Sterling in 1990, Mr. Dearing held a number of marketing management positions in the EDI business of General Electric Information Services since 1986. Mr. Dearing holds a Masters Degree in Industrial Administration from Krannert School of Management at Purdue University and a BA in Political Science from Union College.

Directors Whose Term
Expires At The Annual Meeting In 2006

     Gordon J. Bridge, 62; Mr. Bridge, a director since December 1995, is president of CM IT Solutions, a nationwide franchise system providing information technology consulting and support services to small and medium sized businesses. From December 1999 to August 2001, Mr. Bridge was Chairman of the Board and CEO of SurferNETWORK and from November 1995 to January 2000, Mr. Bridge was Chairman of the Board of ConnectInc.com Company. Mr. Bridge held various executive management positions with AT&T from 1988 to 1995, including president of three business units for AT&T; Consumer Interactive Services (CSI), EasyLink Services and Computer Systems. Prior to joining AT&T, Mr. Bridge was with the IBM Corporation for nearly 23 years holding the positions of Vice President of Sales and Vice President of Marketing for the US National Accounts Division in the mid 1980’s. Mr. Bridge holds a B.A. in Mathematics from Bradley University.

     Ted C. Feierstein, 46; Mr. Feierstein, a director since January 2000, is a partner in Ascent Partners (“Ascent”), a merchant bank specializing in investments, mergers and acquisitions, and strategic assistance for Internet, software and information technology-focused professional service companies. Mr. Feierstein is also a founding partner of Prism Capital, a private equity fund. Prior to co-founding Ascent, Mr. Feierstein was a senior vice-president with the Corum Group, a firm specializing in merger and acquisition advisory services to the software industry, and was a venture capitalist with Wind Point Partners, a private equity fund. Mr. Feierstein received an MBA from the Harvard Business School in 1989 and a BBA from the University of Wisconsin-Madison in 1979.

     The Board of Directors held eight meetings in fiscal 2004. Each incumbent director attended 75 percent or more of the combined number of meetings of the Board and committees on which such director served, during the period for which he has been a director or served on the committee. Directors are encouraged to attend the annual meeting of shareholders, but the Company has not adopted a formal policy requiring attendance at the annual meeting. Three of the Company’s four directors attended the 2003 annual meeting of shareholders.

     The Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors. Nevertheless, efforts are made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders on a timely basis. The Board of Directors believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to formally communicate with the Board of Directors may send communications directly to ARI Network Services, Inc., Attention: Chairman, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224. The Chairman will review such communications and, if appropriate, forward such communications to other board members.

     The Company’s Board of Directors has established an audit committee which is currently composed of Mr. Bridge, Mr. Mortimore and Mr. Weening. The Board of Directors has adopted a written charter which is included in this proxy statement as Appendix A. Information regarding the functions performed by the audit committee, its membership, and the number of meetings held during fiscal 2004 is set forth in the “Report of the Audit Committee,” included in this annual proxy statement. The members of the audit committee are independent under the rules adopted by the NASD regarding the independence of audit committee members. The Board of Directors has determined that Mr. Bridge, Mr. Mortimore and Mr. Weening are each “audit committee financial experts” and are each “independent” as those terms are defined under applicable Securities and Exchange Commission rules.

     The Company’s Board of Directors has established a compensation committee that currently is composed of Mr. Bridge and Mr. Feierstein. The duties of the compensation committee are to approve all executive compensation and to administer the Company’s 1991 Incentive Stock Option Plan, the 2000 Employee Stock Purchase Plan, the 1993 Director Stock Option Plan and the 2000 Stock Option Plan. The compensation committee met two times during fiscal 2004.

     The Company’s Board of Directors has not established a nominating committee, as decisions regarding Board membership are made by the full Board. Due to the small size of the Company’s Board of Directors, as well as the recent lack of turnover in the Board of Directors, the Board has determined not to have a separate nominating committee. Likewise, the Board has not adopted a written charter governing director nominating decisions.

Messrs. Bridge, Feierstein, Mortimore and Weening meet the NASD definition of independence as it would apply to a nominating committee, but Mr. Dearing does not because he is an executive officer of the Company.

     The Board will consider candidates for director that are nominated by shareholders in accordance with the procedures set forth in the Company’s by-laws. Under the by-laws, nominations, other than those made by the Board of Directors, must be made pursuant to timely notice in proper form to the secretary of the Company. To be timely, a shareholder’s request to nominate a person for director, together with the written consent of such person to serve as a director, must be received by the secretary of the Company at the principal office not later than 90 days and not earlier than 150 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

     The Board will consider proposed nominees whose names are submitted to it by shareholders. However, it does not have a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of shareholder proposals. The Board intends to review periodically whether a formal policy should be adopted.

     The Board has generally identified nominees based upon suggestions by non-management directors, management members and/or shareholders. The Board considers factors important for potential members of the Board, including the individual’s integrity, general business background and experience, experience with our industry, and the ability to serve on the Board. The Board does not evaluate proposed nominees differently based on who made the proposal.

     Directors historically have been compensated entirely in stock options, primarily because of the Company’s financial position. On July 29, 2004, Mr. Mortimore received an option for 10,000 shares of common stock in connection with his appointment to the Board of Directors. On October 26, 2004, non-employee directors other than Mr. Mortimore received options for 15,000 shares of the Company’s Common Stock for their service as directors in fiscal year 2004. Audit committee members received options for an additional 3,000 shares and compensation committee members received options for an additional 800 shares. The options have a 10-year term and have an exercise price equal to the fair market value of the stock on the date of grant. Mr. Mortimore’s options vest in two equal annual increments, and the other options vest 50% immediately and 50% on July 31, 2005. The Company has not yet determined director compensation for fiscal 2005 but anticipates that a portion of the compensation will be in cash as a result of the Company’s improved financial position.

Code of Ethics

     ARI has adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The code of ethics is designed to promote honest and ethical conduct, including the ethical handling of conflicts of interest, compliance with applicable laws, and full, accurate, timely and understandable disclosure in reports we send to our shareholders or file with the SEC. Violations of the code of ethics are to be reported to the audit committee. A copy of the code of ethics may be obtained, without charge, by sending a request to ARI Network Services, Inc., Attention: Corporate Secretary, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224.

EXECUTIVE COMPENSATION

     The following table sets forth compensation for the last three fiscal years for each of the Company’s executive officers whose salary and bonus during fiscal 2004 exceeded $100,000.

Summary Compensation Table

					Long Term		All Other
		Annual Compensation			Compensation		Compensation
					Awards	Payouts
					Securities
					Underlying
Name and				Other Annual	Options/	LTIP
Principal Position	Year	Salary	Bonus	Compensation (1)	SARs (#) (2)	Payouts ($)	$ (3)
Brian E. Dearing,	2004	$179,610	$93,859	$—	20,833	$135,170	$1,863
President and Chief	2003	$172,687	$47,434	$—	25,000	$13,708	$1,262
Executive Officer	2002	$171,612	$44,893	$—	15,000	$26,097	$956

Timothy Sherlock	2004	$163,890	$56,728	$—	—	$18,058	$441
Chief Financial Officer,	2003	$163,103	$29,561	$—	15,000	$2,575	$—
Secretary, Treasurer and VP of Finance	2002	$161,590	$23,467	$—	5,000	$3,433	$—

John C. Bray,	2004	$147,853	$37,132	$29,815	35,000	$87,510	$892
Vice President of New	2003	$142,573	$22,648	$59,144	15,000	$4,218	$1,516
Market Development	2002	$141,637	$16,024	$—	10,000	$9,098	$—

Jeffrey E. Horn,	2004	$108,890	$41,257	$65,439	—	$8,866	$1,434
Vice President of	2003	$106,757	$21,499	$78,284	20,000	$—	$1,674
North American Sales	2002	$101,576	$—	$85,242	—	$—	$1,400

Michael E. McGurk,	2004	$129,082	$49,290	$—	23,750	$97,448	$1,356
Vice President of	2003	$123,103	$40,636	$—	15,000	$8,397	$1,138
Technology Operations	2002	$119,353	$26,102	$—	10,000	$13,456	$1,448

Frederic G. Tillman,	2004	$118,745	$53,978	$—	20,000	$17,972	$1,772
Vice President of	2003	$118,244	$27,269	$—	15,000	$8,397	$1,232
Technology Development	2002	$116,939	$26,905	$—	17,500	$10,675	$1,442

(1)	Other annual compensation consists of commissions paid.

(2)	Options granted during fiscal 2004 were awarded pursuant to the Company’s option exchange program described below.

(3)	Amounts represent a Company match in common stock under the Company’s 401(k) plan.

     The table below provides information regarding option grants in the year ended July 31, 2004 to the persons named in the Summary Compensation Table. All options were granted pursuant to the Company’s option exchange program described under “Report of the Compensation Committee on Option Repricing.”

Option/SAR Grants In Last Fiscal Year

	Number Of	Percent Of Total
	Securities	Options/SARs
	Underlying	Granted To
	Options/SARs	Employees In Fiscal	Exercise Or Base
Name	Granted # (1)	Year (1)	Price ($/Share)	Expiration
Brian E. Dearing	20,833	8.4%	$1.565	5/21/14
Timothy Sherlock	—	—	—	—
John C. Bray	35,000	14.1%	$1.565	5/21/14
Jeffrey E. Horn	—	—	—	—
Michael E. McGurk	23,750	9.6%	$1.565	5/21/14
Frederic G. Tillman	20,000	8.1%	$1.565	5/21/14

(1)	All options granted in the fiscal year were awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options vest as to 50% of the options on the date of grant and 25% on the last day of each of following two fiscal years (July 31). Under the terms of the Plan under which the options were granted, the Compensation Committee retains discretion to, among other things, accelerate the exercise of an option, modify the terms of outstanding options (including decreasing the exercise price), and permit the exercise price and tax withholding obligations related to exercise to be paid by delivery of already owned shares or by offset of the underlying shares.

     The table below provides information regarding the exercises of stock options during fiscal 2004 and the value of stock options held at July 31, 2004 by the persons named in the Summary Compensation Table.

Aggregated Option/SAR Exercises
In Last Fiscal Year And Fiscal Year-End Option/SAR Values

Number Of Securities
			Underlying	Value Of Unexercised
	Shares		Unexercised Option/SARS At	In-The-Money Options At
	Acquired On	Value	Fiscal Year End (#)	Fiscal Year End
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable (1)
Brian E. Dearing	13,750	$12,450	78,667/26,666	$4,625/19,050
Timothy Sherlock	6,250	$8,275	35,000/18,750	$24,988/16,625
John C. Bray	—	$—	84,000/27,500	$19,938/11,725
Jeffrey E. Horn	5,000	$4,850	30,000/10,000	$5,850/11,700
Michael E. McGurk	—	$—	68,875/21,875	$19,938/11,725
Frederic G. Tillman	—	$—	53,125/21,875	$26,519/13,919

(1)	For valuation purposes, a July 30, 2004 market price of $1.45 was used.

     The table below provides information regarding long-term incentive plan awards in fiscal 2004 to the persons named in the Summary Compensation Table.

Long-Term Incentive Plan Awards

			Estimated Future Payouts
			Under Non-Stock Price-Based Plans
	Number	Period
Name	of Units	Until Payment	Threshold	Target	Maximum
Brian E. Dearing	(1)	(2)	$68,038	$90,717	$181,435
Timothy Sherlock	(1)	(2)	$41,122	$54,829	$109,658
John C. Bray	(1)	(2)	$26,917	$35,889	$71,778
Jeffrey E. Horn	(1)	(2)	$29,907	$39,876	$79,752
Michael E. McGurk	(1)	(2)	$35,730	$47,640	$95,280
Frederic G. Tillman	(1)	(2)	$39,128	$52,171	$104,342

(1)	Consists of contingent, deferred cash awards.

(2)	Consists of three consecutive one year performance periods commencing with fiscal 2005. The amount of the payout is adjusted on a sliding scale based upon the extent to which the Company’s revenue plan is achieved for each of the three years, ranging from a floor of 75% of the target award if the Company’s revenue plan is not met to a cap of 200% of the target award if revenue equals or exceeds 150% of plan. The award is paid in three annual installments following fiscal years 2005, 2006 and 2007, provided the participant is then employed by the Company.

     The Company has entered into Change of Control Agreements (“Change of Control Agreements”) with each of its executive officers. The Change of Control Agreements are intended to reduce the incentive for officers not to support a transaction that is beneficial to shareholders for fear that their employment would be terminated, retain the services of these officers and provide for continuity of management in the event of any “Change of Control,” as defined below. These Change of Control Agreements provide that each officer shall receive severance benefits equal to two times the sum of salary and targeted bonuses and medical and dental plan continuation for two years if, within two years following a “Change of Control,” as defined below, the officer’s employment is terminated without cause. For this purpose, “without cause” is defined to include: (i) a significant reduction in the executive’s compensation, duties, title or reporting responsibilities; (ii) a change in the executive’s job location; or (iii) the termination by the officer of his employment for certain enumerated reasons. In addition, the officer will receive a prorated portion of the officer’s average annual bonus for the preceding three fiscal years. If the officer leaves ARI for any other reason, within two years following a Change of Control, the officer will receive a prorated portion of the officer’s average annual bonus for the preceding three fiscal years. The officer is under no obligation to mitigate amounts payable under the Change of Control Agreements. In addition, upon a Change of Control, all stock options and similar awards become immediately vested and all deferred compensation becomes payable.

     For purposes of the Change of Control Agreements, a “Change of Control” means any of the following events: the acquisition (other than from ARI) by any individual, entity or group, subject to certain exceptions, of beneficial ownership, directly or indirectly, of 50% or more of the combined voting power of ARI’s then outstanding voting securities; (ii) a merger, consolidation, share exchange, or sale or disposition of substantially all of the assets of the Company; or (iii) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

     The following is the report of the compensation committee with respect the Company’s option exchange program conducted during the fiscal year ended July 31, 2004. The information contained in this report shall not be deemed to be “solicited material” or to be “filed” with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Report of the Compensation Committee on Option Repricing

     The Company’s Board of Directors and compensation committee are philosophically committed to the concept of employees as owners, including for its directors and executive officers. The Board of Directors and compensation committee believe stock options (1) provide our employees and directors an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and create a stronger incentive for our employees to expend maximum effort for our growth and success, and (2) encourage our employees and directors to continue their service with us.

     We understand that, for our stock option program to provide the intended retention and performance incentives for our employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With our volatile stock price in recent years, we believe that employees may have felt that the opportunity for realizing value was limited with their existing options. Directors, too, historically have been under-compensated for their efforts, particularly as we have managed to improve our financial condition and liquidity. Historically, directors have been compensated exclusively in stock options for Board service.

     Under the option exchange program, eligible employees were given the opportunity on or before November 19, 2003 to exchange previously granted options for an equal number of new options (a 1:1 ratio) to be granted on or after May 20, 2004. The Company’s officers and board members were given the opportunity to exchange three old options for two new options (a 3:2 ratio). The exercise price of the new options was to be the fair market value of the Company’s common stock on the new grant date. On May 21, 2004, the exchange was completed at a price of $1.565, the midpoint of the closing bid and ask prices on that date.

     The program’s goal was threefold: (1) to provide an additional incentive to retain our experienced Board members; (2) to re-motivate and align ARI employees with our shareholders; and (3) to reduce the total size of the option pool. We were pleased that more than 50% of the employees, officers and board members who were eligible to participate made the decision to participate in this program. Prior to the option exchange program, ARI had a total of 503,936 options granted and outstanding under the 1991 Employee Stock Option Plan and the 1993 Director Stock Option Plan. No future grants can be made from these two plans because of their expiration in 2001 and 2003 respectively. Under the option exchange program, 313,536 options originating from these plans were exchanged and are now retired, reducing the total options granted and outstanding or available to be granted. In addition, as a result of the 3:2 exchange ratio offered to officers and directors, 73,250 options have been returned to the option pool and are available for re-granting under the 2000 Stock Option Plan. All in all, there are now 338,946 or 17% fewer options outstanding or grantable today than there were before the option exchange program was implemented.

     The total impact of the option exchange program is summarized in the table below.

	Pre-Exchange		Post-Exchange
	October 22, 2003	Percentage	May 21, 2004	Percentage
Common shares outstanding	5,718,437	72%	5,921,034	76%
Warrants outstanding	250,000	3%	250,000	3%
Options:
Issued and outstanding	1,101,336	14%	1,019,909	13%
Available to be granted in future	842,824	11%	585,305	8%

Total option pool	1,944,160	25%	1,605,214	21%
Total fully diluted common shares	7,912,597	100%	7,776,248	100%

     The Company’s named executive officers who participated in the option exchange program surrendered for cancellation options for a total of 149,375 shares of the Company’s common stock that had been granted to them at exercise prices ranging from $9.00 to $10.50 per share. The Company’s non-employee directors who participated in the option exchange program surrendered for cancellation options for a total of 70,346 shares of common stock that had been granted to them with exercise prices ranging from $1.625 to $11.52 per share. The Company’s named executive officers and non-employee directors were granted options for 99,583 shares and 46,889 shares respectively of the Company’s common stock with an exercise price of $1.565. Half of the newly granted options were exercisable on the date of grant, 25% of such options are exercisable on July 31, 2005 and 25% of such options are exercisable on July 31, 2006. The options expire on May 21, 2014.

     We intend to continue to provide long-term incentives to employees, officers and directors through our regular option grant program. We believe that the option exchange program helped advance the ownership philosophy of the Board and compensation committee.

Gordon J. Bridge
Ted C. Feierstein

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

CERTAIN TRANSACTIONS

     On May 21, 2004, the Company completed an option exchange program, as described under “Report of the Compensation Committee on Option Repricing.”

     On April 2, 2004, the Company paid approximately $261,000 owed to Messrs. Dearing, Bray and McGurk under the Company 1999 deferred compensation plan. The amounts were paid half in cash and half in stock, valued at $1.60 per share, the average of the closing bid and asked prices on that date. In connection with this payout, the Company issued 32,620 shares of common stock to Mr. Dearing, 24,465 shares to Mr. Bray and 24,465 shares to Mr. McGurk. Payouts are included in the summary compensation table under “LTIP Payouts.”

     On August 7, 2003, the Company repurchased 1,025,308 shares of common stock, a warrant to purchase 30,000 shares of common stock at $0.24 per share, and 20,350 shares of series A preferred stock with an approximate face value plus accrued and undeclared dividends of $3.5 million from WITECH Corporation. In exchange, the Company paid $200,000 in cash and issued a four-year note for $800,000 bearing interest at a rate of prime plus 2.0%. Prior to the repurchase, WITECH Corporation held approximately 17.8% of the Company’s outstanding common stock.

     On June 25, 2003, the Company entered into an agreement with Ascent Partners, Inc. Under the agreement, Ascent provided strategic assistance to the Company to expand its markets. Ascent was paid $25,000 for its services. Mr. Feierstein, a director of the Company, is a partner of Ascent.

     Briggs & Stratton Corporation (“Briggs”) is one of the Company’s customers and owns more than 5% of the Company’s stock. Briggs has entered into customer contracts with the Company in the ordinary course business. Generally, the contracts are for one year and renew annually unless either party elects otherwise. The Company invoiced Briggs approximately $431,000 for products and services provided during fiscal 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons during fiscal 2004. Subsequent to fiscal 2004, Mr. Bridge’s broker mistakenly sold 170 shares of stock without authorization. Because Mr. Bridge was not aware of the transaction at that time, the Form 4 was not filed timely.

RATIFICATION OF INDEPENDENT AUDITORS

     The Audit Committee has appointed Wipfli LLP to serve as the Company’s independent accountant to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending July 31, 2005. The Board of Directors has recommended that shareholders ratify this appointment. It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment. A representative of Wipfli LLP is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

     Ernst & Young LLP previously served as the Company’s independent accountant. On May 30, 2003, the Company notified Ernst & Young LLP that they were to be dismissed as the Company’s independent accountants, effective with the filing of the Company’s third quarter Form 10-Q. The Company also appointed Wipfli as its new independent accountants, beginning with the fourth quarter of the last fiscal year. The decision to dismiss Ernst & Young and to retain Wipfli was approved by ARI’s Audit Committee. The decision to change auditors was made for financial reasons and was not made because of dissatisfaction with Ernst & Young’s performance. A representative of Ernst & Young is not expected to be present at the meeting.

     Ernst & Young’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended July 31, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles. The reports for the fiscal years ended July 31, 2002 and 2001 contained an uncertainty paragraph regarding the Company’s ability to continue as a going concern.

     During the Company’s two most recent fiscal years ended July 31, 2002, and the subsequent interim period through May 30, 2003, there were no disagreements between ARI and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     There were no “reportable events,” as that term is described under Item 304(a)(1)(v) of Regulation S-K during the Company’s two most recent fiscal years ended July 31, 2002 and the subsequent interim period through May 30, 2003.

     During the Company’s two most recent fiscal years ended July 31, 2002, and the subsequent interim period through May 30, 2003, ARI did not consult with Wipfli regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Auditor’s Fees

     Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories, were as follows:

	2004	2003
Audit Fees	$89,708	$116,611
Audit Related Fees	$–	$3,326
Tax Fees	$6,401	$–
All Other Fees	$1,460	$–
Total Fees	$97,569	$119,937

     Audit related fees in 2003 relate to consultations on accounting matters for stock options. Tax services rendered by our independent auditors included preparation of federal and state corporate income tax returns. All other services rendered by our independent auditors in fiscal 2004 included consultations on accounting matters regarding stock options.

     The audit committee pre-approves all audit and allowable non-audit services provided by the independent auditors, unless such pre-approval is waived in accordance with Item 2-01(c)(7)(i)(C) of Regulation S-X. These services may include audit services, audit-related services, tax services and other services. The audit committee has delegated the authority to grant pre-approval of auditing or allowable non-audit services to the chairman of the audit committee. Each pre-approval decision pursuant to this delegation is to be presented to the full audit committee at its next scheduled meeting.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information about shares of the Company’s Common Stock outstanding and available for issuance under the Company’s existing equity compensation plans, the 1991 Incentive Stock Option Plan, the 1993 Director Stock Option Plan, the 2000 Employee Stock Purchase Plan and the 2000 Stock Option Plan. The table details securities authorized for issuance under the Company’s equity compensation plans as of July 31, 2004. The table below does not include stock option grants, exercises or cancellations since July 31, 2004 and, in accordance with SEC rules, excludes information concerning the Company’s 401(k) plan. The Company has discontinued granting options under the 1991 Incentive Stock Option Plan and 1993 Director Stock Option Plan, although options are outstanding under those plans.

Equity Compensation Plan Information

	Number of		Number of securities
	securities to be		remaining available for
	issued upon		future issuance under
	exercise of	Weighted-average	equity compensation
	outstanding	exercise price of	plans [excluding
	options, warrants	outstanding options,	securities reflected in
	and rights	warrants and rights	column (a)]
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,033,693	$1.16	561,780
Equity compensation plans not approved by security holders(1)	N/A	N/A	N/A
Total	1,033,693		561,780

(1)	The Company does not maintain equity compensation plans which have not been approved by shareholders.

OTHER MATTERS

Other Proposed Action

     The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their discretion.

Shareholder Proposals

     All proposals of shareholders intended to be presented at the Company’s 2005 Annual Meeting must be received by the Company at its executive offices on or before September 10, 2005, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company) and must be received by July 13, 2005 to be considered for inclusion in the proxy statement for that meeting.

Costs of Solicitation

     The expenses of printing and mailing proxy materials, including reasonable expenses involved in forwarding materials to beneficial owners of Common Stock, will be borne by the Company. In addition, officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone, facsimile or personal solicitation.

     SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE INVESTOR RELATIONS DEPARTMENT, ARI NETWORK SERVICES, INC., 11425 WEST LAKE PARK DRIVE, SUITE 900, MILWAUKEE, WISCONSIN 53224.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy Sherlock, Secretary
November 10, 2004

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and to report the results of its activities to the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. A complete description of the Committee’s duties is set forth in its charter, a copy of which is attached to this proxy statement.

     In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under standards of the Public Company Oversight Board (United States). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with auditors’ independence.

     The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination and their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during fiscal 2004.

     In reliance on the views and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended July 31, 2004 for filing with the Securities and Exchange Commission. The Committee has also approved the selection of the Company’s independent auditors.

/s/ Gordon J. Bridge
Gordon J. Bridge, Audit Committee Member

/s/ Richard W. Weening
Richard W. Weening, Audit Committee Member

/s/ William C. Mortimore
William C. Mortimore, Audit Committee Member

APPENDIX A

ARI NETWORK SERVICES, INC.
AUDIT COMMITTEE CHARTER

Effective as of October 21, 2004

I. Purpose

     The Audit Committee shall assist the Board of Directors in fulfilling its responsibility to the shareholders, to the investment community and to governmental agencies relating to corporate accounting, financial reporting practices, and the quality and integrity of the financial reports of the Company. The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and to report the results of its activities to the Board. It is not the responsibility of the Committee or any member of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management of the Company is responsible for preparing the Company’s financial statements, and the independent public accountants are responsible for auditing the Company’s financial statements.

II. Committee Composition

     The Committee shall be composed of at least two members, comprised solely of “independent” directors who are “financially literate” at the time of their appointment to the Committee. A director is “independent” and “financially literate” if he or she meets the requirements set forth in the rules of the Nasdaq Stock Market and the SEC. In addition, no member of the Committee shall have participated in the preparation of the Company’s financial statements during any of the past three years.

     The members of the Committee shall be elected by the Board to hold such office until their successors shall be duly elected and qualified. Unless a Chairman is elected by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III. Meetings and Reports

     The Committee shall meet as frequently as the Committee deems necessary, but not less frequently than four times each year. Special Meetings of the Committee may be called at any time by any member thereof on not less than three days notice. The Committee shall report periodically to the Board of Directors regarding the Committee’s activities, findings and recommendations.

     The Committee may conduct its business and affairs at any time or location it deems appropriate. Attendance and participation in a meeting may take place by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Any action to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing and such writing or writings are filed with the minutes of the Committee. All decisions of the Committee shall be determined by the affirmative vote of a majority of the members present.

ARI NETWORK SERVICES, INC.
AUDIT COMMITTEE RESPONSIBILITIES

Audit Committee Meeting for:
Responsibility		Q1	Q2	Q3	Q4	Other	Comments
A. Oversight of the Independent Auditors

1.	Appoint the independent public accountants to audit the books and records of the Company and approve audit engagement fees and terms.				X		Any changes in independent public accountants must be approved prior to proxy mailing.

2.	Obtain a formal written statement listing all relationships between the independent public accountants and the Company from the independent public accountants on an annual basis. Review and discuss with the independent public accountants any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and review the actions taken to ensure the independent public accountants’ independence.				X

3.	Receive the written disclosures and confirmation from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented from time to time, discuss with the independent auditors the independent auditors’ independence, including engaging in a dialog with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.				X

4.	Monitor the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.				X

Audit Committee Meeting for:
Responsibility		Q1	Q2	Q3	Q4	Other	Comments
5.	Review and approve hiring decisions by the Company involving any partner or employee of the independent public account who worked on the Company’s account during the preceding three years. No audit engagement team member that participated in the audit of the Company within one year prior to the proposed date of hire may be hired by the Company as a senior executive.					X	As needed

B. Financial Statement and Disclosure Matters

1.	Review with management and the independent public accountants the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K.				X		Meet with the independent auditors both with and without Management present.

2	Review with management and the independent public accountants the Company’s quarterly operating results to be included in the Company’s Quarterly Reports on Form 10-Q. The Chairman of the Committee may represent the entire Committee for purposes of this review.	X	X	X

3.	Review any disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer regarding any significant deficiencies in the design or operation of the Company’s disclosure controls and procedures.					X	As disclosures occur

4.	As part of the review of the Company’s Annual Report on Form 10-K, review and discuss with the independent public accountants (1) all critical accounting policies and practices used in the audited financial statements, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (3) other written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.				X

5.	Discuss with the independent auditors the matters required to be discussed by SAS 61 as may be modified or supplemented from time to time.				X

Audit Committee Meeting for:
Responsibility		Q1	Q2	Q3	Q4	Other	Comments
6.	Based on the review and discussions referred to in Sections IV.A.3, IV.B.1 and IV.B.5, make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K filed each year.				X

7.	Review any recommendations of the independent auditors resulting from the audit and monitor management’s response in an effort to ensure that appropriate actions are taken.					X	Review initially at the Q4 meeting, establish actions at the Q1 meeting, monitor responses as needed.

8.	Review with the independent auditors any matter of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems or difficulties.				X

9.	Review with management and the independent auditors (1) the Company’s annual assessment of the effectiveness of its internal control over financial reporting, (2) the independent auditor’s attestation and report about the Company’s assessment and (3) any material weaknesses in the Company’s internal control over financial reporting identified by management.				X

C. Approval of Audit and Non-Audit Services

1.	Except as provided in (a) and (b) below, pre-approve all audit and permitted non-audit services to be provided by the Company’s independent public accountants. The Company may, if it so chooses, designate pre-approval responsibilities to one or more members of the Committee and provide that the designated member must present his decision to the full Committee at the Committee’s next meeting.					X	Written approval required prior to start of service.

(a)	Pre-approval of permitted non-audit services is not required if (1) the aggregate amount of all such non-audit services constitutes not more than 5% of the total amount of revenues paid by the Company to the independent public accountants during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit.

Audit Committee Meeting for:
Responsibility		Q1	Q2	Q3	Q4	Other	Comments
(b)	The following are prohibited non-audit services which may not be performed by any independent public accountant for the Company: (1) bookkeeping or other services related to the accounting records or financial statements of the Company, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions or human resources, (7) broker or dealer, investment adviser, or investment banking services, (8) legal services and expert services unrelated to the audit, and (9) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

D. Other

1.	Review, periodically, the Company’s protection of assets programs, including insurance.		X

2.	Establish, review and update as needed a Code of Business Conduct and Ethics for certain principal officers (Code) and ensure that management has established a system to enforce the Code.		X

3.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.		X

4.	Review and approve any material transaction to which the Company is a party involving a conflict of interest with a director, executive officer or other affiliate of the Company.					X	As transactions occur

E. Committee Administration

1.	Review and assess the adequacy of this Charter on at least an annual basis.			X

2.	Review and assess on an annual basis whether the Committee has satisfied its responsibilities during the prior year in compliance with this Charter.			X

3.	Direct and supervise an investigation into any matter the Committee deems necessary and appropriate.					X	As Committee deems necessary

4.	In the course of fulfilling its duties, the Committee has the authority to retain its own independent legal, accounting and other advisors in its sole discretion. The Company shall provide for appropriate funding, as determined by the Committee, for payment of fees to any such advisors.					X	As Committee deems necessary

5.	Take action in connection with such other powers and responsibilities as the Board of Directors may, from time to time, determine.					X	As the Board of Directors deems necessary

ANNUAL MEETING OF SHAREHOLDERS OF

ARI NETWORK SERVICES, INC.

December 9, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible

¯Please detach along perforated line and mail in the envelope provided.¯

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:					FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	NOMINEES: ☐ WILLIAM C. MORTIMORE	2.	To ratify the selection of Wipfli LLP as the Company’s independent public accountants for fiscal 2005.	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 2004 Annual Meeting and at any adjournment or postponement thereof.
☐	FOR ALL EXCEPT (See instructions below)
			THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR AND “FOR” THE OTHER PROPOSAL.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to this the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder                                        Date:                                        Signature of Shareholder                     Date

■	Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ARI NETWORK SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a shareholder of ARI Network Services, Inc. (the “Company”), hereby appoints Brian E. Dearing and Timothy Sherlock, and each of them, as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of the Company held of record by the undersigned on October 22, 2004, at the 2004 Annual Meeting of Shareholders of the Company to be held on December 9, 2004 at 9:00 a.m. and at any and all adjournments thereof.

(Continued and to be signed on the reverse side)
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